As filed with the Securities and Exchange Commission on April 7, 2021

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE DESCARTES SYSTEMS GROUP INC.
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Randall Drive, Waterloo, Ontario, Canada	N2V 1C6
(Address of Principal Executive Offices)	(Zip Code)

The Descartes Systems Group Inc. Stock Option Plan The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan
(Full title of the plans)

Descartes Systems (USA) LLC Powers Ferry Business Park 2030 Powers Ferry Road SE Suite 350 Atlanta, GA 30339-5066 Tel: (678) 247-0400
(Name, address and telephone number, including area code, of agent for service)

With copies to: Laurie A. Cerveny Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 (617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	14,594,567(2)	$61.45(4)	$896,836,142.15	$97,844.83
Common shares, no par value	1,147,720(3)	$33.77(5)	$38,758,504.40	$4,228.56
Total	15,742,287		$935,594,646.55	$102,073.39

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares that may become issuable under The Descartes Systems Group Inc. Stock Option Plan, as amended and restated May 26, 2016 (the “Stock Option Plan”), and The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan, as amended and restated June 1, 2017 (the “PRSU Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares, no par value (the “Common Shares”).

(2)
The Common Shares being registered relate to share options and share appreciation rights to be granted in the future, with option exercise prices to be determined in accordance with the provisions of the Stock Option Plan, and Common Shares to be issued in exchange for performance share units or restricted share units, as applicable, granted under the PRSU Plan.

(3)	The Common Shares being registered relate to share options and share appreciation rights granted to U.S. participants under the Stock Option Plan that have not yet been exercised.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average high and low prices for the Common Shares on the Nasdaq Global Select Market on April 1, 2021.

(5)	In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per share is based upon the weighted-average exercise price of such outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 40-F of the Registrant for the fiscal year ended January 31, 2021, filed with the Commission on April 7, 2021.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant since January 31, 2021.

(c)
The description of the Registrant’s Common Shares contained in the Registrant’s registration statement on Form 8-A as filed with the Commission pursuant to Section 12(b) of the Exchange Act on December 31, 1998 and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          As of March 31, 2021, partners and associates of Blake, Cassels & Graydon LLP beneficially owned, directly and indirectly, less than 1% of the Registrant’s Common Shares.

Item 6.  Indemnification of Directors and Officers.

Indemnification

        Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a current or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, and such an individual seeking indemnity is entitled to such indemnity if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done.

        The CBCA also provides that the Registrant may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The CBCA also provides that the Registrant may, with the approval of a court, indemnify such an individual or advance such moneys, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or such other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action.

        However, the CBCA provides that any advance of moneys must be repaid by the individual, and the Registrant may not indemnify an individual under any of the foregoing circumstances unless the individual:

(a)
acted honestly and in good faith with a view to the best interests of the Registrant, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

        The Registrant’s by-laws provide that, subject to the CBCA, the Registrant will indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

        The Registrant’s by-laws provide that the Registrant shall advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding, provided that, such individual must repay the moneys if the individual does not fulfill the foregoing conditions.

          The Registrant’s by-laws provide that the Registrant also has the right to indemnify a person referred to above in such other circumstances as the CBCA or law permits or requires. The Registrant’s by-laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the Registrant’s by-laws.

        Subject to the CBCA, the Registrant may purchase and maintain insurance for the benefit of any individual referred to above as the board of directors of the Registrant may from time to time determine. The Registrant has purchased and maintains such an insurance policy. The Registrant has entered into standard indemnification agreements with its directors and executive officers.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1*	Articles of Amalgamation of The Descartes Systems Group Inc.

4.2*	By-laws of The Descartes Systems Group Inc.

5.1*	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).

99.1*	The Descartes Systems Group Inc. Stock Option Plan

99.2*	The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan

__________________________
*  Filed herewith.

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Descartes Systems Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, in the Province of Ontario on this 7th day of April, 2021.

The Descartes Systems Group Inc.

By:	/s/ Michael Verhoeve
Michael Verhoeve
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of The Descartes Systems Group Inc., a corporation organized under the laws of Canada, does hereby appoint Michael Verhoeve and Allan Brett as his or her lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, including but not limited to that listed below, in connection with the preparation, execution and filing with the Securities and Exchange Commission under the Securities Act of this Registration Statement and any post-effective amendments thereto, and to file the same with all exhibits hereto, and other documents in connection herewith, and all matters required by the Commission in connection with this Registration Statement, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Edward J. Ryan Edward J. Ryan	Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2021

/s/ Allan Brett Allan Brett	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 7, 2021

/s/ Eric A. Demirian Eric A. Demirian	Chairman of the Board	April 7, 2021

/s/ Deepak Chopra Deepak Chopra	Director	April 7, 2021

/s/ Deborah Close Deborah Close	Director	April 7, 2021

/s/ Dennis Maple Dennis Maple	Director	April 7, 2021

/s/ Chris Muntwyler Chris Muntwyler	Director	April 7, 2021

/s/ Jane O’Hagan Jane O’Hagan	Director	April 7, 2021

/s/ John J. Walker John J. Walker	Director	April 7, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of The Descartes Systems Group Inc. and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereto duly authorized, in the City of Waterloo, Ontario, on the 7th day of April, 2021.

DESCARTES SYSTEMS (USA) LLC

By:	Descartes U.S. Holdings, Inc.,
Sole Member

By:	/s/ Michael Verhoeve
Name:	Michael Verhoeve
Title:	Secretary